Exhibit 10.8
Global Addendum
Global Information for the GE HealthCare Technologies Inc. (“GE HealthCare” or “Company”) 2023 Long-Term Incentive Plan (the “Plan”)
January 2026
This Addendum provides additional terms and conditions of your grant in Section A and specific additional terms and conditions and/or notifications that apply to participants who reside, are employed and/or otherwise subject to the local laws, rules and/or regulations in one of the countries listed below in Section B. Capitalized terms not defined in this Addendum shall have the meaning set forth in the Plan or the GE HealthCare Stock Option Grant Agreement, GE HealthCare Restricted Stock Unit Grant Agreement, or GE HealthCare Performance Stock Unit Grant Agreement (collectively, the “Grant Agreements”), as applicable. References in this Addendum to “UBS Financial Services” shall apply equally to any successor broker designated by the Company, at its discretion. Further, to the extent specified herein, provisions in this Addendum shall apply to stock options (“Options”), restricted stock units (“RSUs”) and performance stock units (“PSUs”, and together with Options and RSUs, “Awards”) granted both on or after the date of this Addendum. The parties acknowledge that it is their express wish that this Addendum, as well as all documents, notices and legal proceeds entered into, given or instituted pursuant hereto or relating directly to indirectly hereto, be provided to them in English. If you have received the Grant Agreement, this Addendum or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise required by applicable laws.
A.    General Provisions Applicable to All Grantees.
1.Nature of the Awards. You acknowledge that you have received materials describing the Plan and its terms and conditions, and that you understand the description of the Plan and agree to its terms and conditions. Accordingly, you should understand that (i) the Plan is established voluntarily by the Company, is discretionary, and can be amended and/or discontinued by the Company at any time without any liability to you and (ii) no Affiliate of the Company has any obligation to make any payment of any kind to you under the Grant Agreements. You acknowledge that Award grants under the Plan are subject to the Plan, are occasional and voluntary and can be amended and/or forfeited at any time without liability to you, and that receipt of a given grant does not create any contractual or other right to receive future grants or benefits in lieu of Awards, even if Awards have been granted in the past. All decisions with respect to future Awards, if any will be at the sole discretion of the Company. Further, you understand and freely accept that there is no guarantee that any benefit whatsoever shall arise from any gratuitous and discretionary grant since the future value of the Awards and underlying shares is unknown and unpredictable. Neither the Company, nor any of its Affiliates shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the shares or any amounts due pursuant to the Awards or the subsequent sale of any shares acquired under the Plan.
You acknowledge and accept that taking part in the Plan is outside the terms of your regular employment and the Award, and income from and value of same, are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday/vacation pay, bonuses, long-service awards, leave-related payments, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Affiliate. This invitation to participate in the Plan and any subsequent acquisition of shares or other benefits under the Plan do not establish and are not to be interpreted as establishing or amending a labor relationship or employment or service contract between you and the Company or any of its Affiliates, and do not establish any rights between you and your employer. You also acknowledge that the termination of your employment or service under any circumstances will not give you any claim or right of action against the Company or its Affiliates with respect to any loss of any Award or other benefit under the Plan.
You agree that no claim or entitlement to compensation or damages shall arise from (i) forfeiture of your Awards resulting from your Termination of Employment (regardless of the reason for the termination and whether or not the termination is later found to be invalid or in breach of applicable laws in the jurisdiction where you are employed or providing services or the terms of your employment or service contract, if any) and/or (ii) the application of any clawback/recoupment provisions in the Grant Agreements. No recovery of compensation or other benefits as described herein will be an event giving rise to your right to resign for “good reason” or “constructive termination” (or similar term) under any plan of, or agreement you have with, the Company or any of its Affiliates.
2.Responsibility for Taxes and Other Legal Obligations. You also acknowledge that the tax and legal rules that apply to the Plan may change from time to time and that the Company is not responsible for providing updated tax information to you. You should understand that there may be personal tax payment and reporting obligations that could result from the grant, vesting, and exercise of Awards and the sale of shares and the payment of any dividends or dividend equivalent payments that you receive through the Plan. Please note that the Company is not providing tax or regulatory advice and you should discuss potential tax or regulatory issues with your personal advisor. You further understand that, regardless of any action taken by the Company or, if different, the Affiliate employing or receiving your services (the “Service Recipient”), neither the Company nor any of its Affiliates are responsible in any circumstance for your individual liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items (“Tax-Related Items”), foreign exchange control or other legal obligations arising from your participation in this Plan. You further acknowledge that the Company and/or the Service Recipient (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Plan, including, but not limited to, the grant of the Awards under the Plan, the purchase of shares, the issuance or disposition of shares purchased under the Plan or the issuance of any dividends or dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the Awards or any aspect of the Plan to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and/or the Service Recipient (or former service recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any applicable taxable event, you shall pay or make adequate arrangements satisfactory to the Company and/or the Service Recipient to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Service Recipient to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or the Service Recipient or from proceeds of the sale of shares sold on your behalf, either through a voluntary sale or a mandatory sale arranged by the Company, pursuant to this authorization. In addition, you authorize the Company and/or the Service Recipient to withhold applicable Tax-Related Items by withholding in shares issuable to you pursuant to the Award. If the obligation for taxes is satisfied by withholding a number of whole shares as described herein, you will be deemed to have been issued the full number of shares subject to the Award, notwithstanding that a number of the shares is held back solely for the purpose of paying the applicable taxes. You agree that the Company may use any other means determined by the Company and compliant with applicable laws that are not described herein. Further, if you have become subject to Tax-Related Items in more than one jurisdiction between the date of grant and the date of any relevant taxable event, you acknowledge that the Company and/or the Service Recipient (or former service recipient, as applicable) may be required to withhold or account for (including report) Tax-Related Items in more than one jurisdiction. You agree to hold the Company and/or the Service Recipient (or former employer, as applicable) harmless in this respect.
The Company may withhold or account for Tax-Related Items by considering statutory or other withholding rates, including minimum or maximum rates applicable in the jurisdiction(s) applicable to you. In the event of over-withholding, you may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in shares), or if not refunded, you may seek a refund from the local tax authorities. Finally, you agree to pay to the Company or the Service Recipient any amount of Tax-Related Items that the Company or the Service Recipient may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to purchase or deliver the shares or the proceeds of the sale of shares if you fail to comply with your obligations in connection with the Tax-Related Items.
3.Electronic Delivery and Acceptance. You authorize the Company and the Service Recipient to deliver information about the Plan to you electronically through email or other web-based or electronic information delivery systems. You further authorize future Plan transactions to occur electronically through web-based or electronic systems or through other designated means.
4.No Tending Previously-Owned Shares for Option Exercises. If you are granted Options under the Plan, you understand that you are prohibited from tendering any other shares you may hold to pay the exercise price of the Option.
5.Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Addendum and any other grant materials by and among, as applicable, the Service Recipient, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.
    You understand that the Company and the Service Recipient may hold certain personal information about you, including (but not limited to) your name, home address, email address and telephone number, date of birth, social insurance, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any shares or directorships held in the Company, and details of all Awards granted to you or any other entitlements to shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”) for the purpose of implementing, managing and administering the Plan.
You understand that Data may be transferred to any third parties assisting the Company with the implementation, administration and management of the Plan, including but not limited to UBS Financial Services and its affiliates or any successor or any other third party that the Company or UBS Financial Services (or its successor) may engage to assist with the administration of the Plan from time to time. You understand the recipients of the Data may be located in your country, in the United States or elsewhere, and that the recipients’ country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative.
You authorize the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any shares acquired upon vesting and/or exercise of the Awards. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later revoke your consent, your employment status or service with the Service Recipient will not be adversely affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant you Awards or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact GE HealthCare Technologies Inc. Executive Compensation Administration by sending an email to GEHC.Equity@gehealthcare.com.
5.Governing Law and Venue. You understand that the Plan, the Grant Agreements and this Addendum are interpreted and construed in accordance with the laws of the State of Delaware, United States of America and applicable federal law, including securities laws, without regard to the conflict of law provisions. For purposes of any action, lawsuit or other proceedings brought to enforce this Grant Agreement and Addendum, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the state and federal courts located in the state of Delaware, United States of America and waive any objection based on lack of jurisdiction or inconvenient forum, and no other courts, where this grant is made and/or to be performed.
6.Restrictive Covenants; Clawback/Recoupment Provisions. Please note that, unless otherwise stated in the Country Specific Provisions of Section B below, any restrictive covenants and/or clawback provisions in the Grant Agreements, such as Section 6 (“Non-solicitation, Non-competition and Compliance with Agreements”) of the Stock Option Grant Agreement, Section 7 (“Non-solicitation, Non-competition and Compliance with Agreements”) of the Restricted Stock Unit Grant Agreement, Section 7 (“Non-solicitation, Non-competition and Compliance with Agreements”) of the Performance Stock Unit Grant Agreement, Section 8 of the Stock Option Grant Agreement (“Alteration/Termination”), Section 9 of the Restricted Stock Unit Grant Agreement (“Alteration/Termination”), and Section 9 (“Alteration/Termination”) of the Performance Stock Unit Grant Agreement, shall apply to you to the extent permitted by applicable law. Notwithstanding any language in the Grant Agreements or this Addendum to the contrary, however, you understand and agree that, to the extent you have an employment agreement or other agreement with your local employer or Service Recipient outside the United States, any restrictive covenants and/or clawback provisions in the Grant Agreements, whether or not revised by this Addendum, shall only apply to the extent these provisions are consistent with the applicable provisions of your employment agreement. To the extent the applicable provisions of your employment agreement are inconsistent with the provisions in the Grant Agreements, the terms in your employment agreement will apply to you.
7.Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the Options, RSUs or PSUs and on any shares acquired under the Plan, to the extent GE HealthCare determines it is necessary or desirable in order to comply with or take advantage of local regulations or the like, or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
8.Waiver. You acknowledge that a waiver by the Company of breach of any provision of the Grant Agreements or this Addendum shall not operate or be construed as a waiver of any other provision of the Grant Agreements or this Addendum, or of any subsequent breach by you or any other Participant.
9.Insider Trading Restrictions/Market Abuse Laws. You acknowledge that, depending on your or your broker’s country of residence or where the shares are listed, you may be subject to insider trading restrictions and/or market abuse laws that may affect your ability to accept, acquire, sell or otherwise dispose of shares, rights to shares or rights linked to the value of shares under the Plan during such times that you are considered to have “inside information” regarding the Company (as defined by the laws or regulations in your country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Furthermore, you could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. You should keep in mind that third parties include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You are responsible for ensuring compliance with any restrictions and should consult with your personal legal advisor on this matter.
10.Exchange Control, Tax and/or Foreign Asset / Account Reporting. Your country of residence may have certain foreign asset and/or account reporting or exchange control requirements that may affect your ability to acquire or hold shares under the Plan or cash received from participating in the Plan (including proceeds arising from the sale of shares) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You may also be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country through a designated broker or bank and/or within a certain time after receipt. In addition, you agree to take any and all actions, and consent to any and all actions taken by the Company or the Service Recipient as may be required to allow the Company or the Service Recipient to comply with local laws, rules and regulations in your country of residence (and country of employment, if different). Finally, you agree to take any and all actions as may be required to comply with your personal legal and tax obligations under local laws, rules and regulations in your country of residence (and country of employment, if different). You are responsible for ensuring compliance with such regulations and should consult with your personal legal advisor for any details.

11.Method of Option Exercise. Notwithstanding any provision in the GE HealthCare Stock Option Grant Agreement, the Company, in its sole discretion, may require that you (or in the event of your death, your legal representative, as the case may be) exercise Options by means of a same day sale transaction (either a “sell-all” transaction or a “sell-to-cover” transaction), or may require you to sell any shares of Common Stock you acquire under the Plan immediately upon exercise or within a specified period (in which case, you hereby agree that the Company shall have the authority to issue sale instructions in relation to such shares of Common Stock on your behalf).
12.Settlement of RSUs and/or PSUs. Notwithstanding any provision in the GE HealthCare Restricted Stock Unit Grant Agreement or the GE HealthCare Performance Stock Unit Grant Agreement, the Company, in its discretion, may provide for the settlement of RSUs and/or PSUs in the form of:
(a)a cash payment (in an amount equal to the Fair Market Value of the shares of Common Stock that correspond to the vested Units) to the extent that settlement in shares of Common Stock (i) is prohibited under local law, (ii) would require you, the Company or the Service Recipient to obtain the approval of any governmental or regulatory body in your country of employment and/or residency, (iii) would result in adverse tax consequences for you, the Company or the Service Recipient, or (iv) is administratively burdensome; or
(b)shares of Common Stock, but require you to sell such shares of Common Stock immediately or within a specified period (in which case, you hereby agree that the Company shall have the authority to issue sale instructions in relation to such shares of Common Stock on your behalf).

B.    Country Specific Provisions.
Your participation in the Plan shall be subject to any additional terms and conditions set forth in this Section B of the Addendum for your country, state or jurisdiction. Moreover, if you relocate to or otherwise becomes subject to the local laws, rules and regulations in one of the jurisdictions included herein, the additional terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate your relocation).
All Countries
U.S. Estate Tax. Please note that shares and Options or other Awards to acquire shares of GE HealthCare stock that you own may be subject to U.S. estate tax upon your death. Some countries have estate tax treaties which may impact these requirements. You and/or your beneficiary should consult a tax advisor to determine how these rules apply to your situation.

Acceleration of Vesting: If the Company receives an opinion of counsel that there has been a legal judgment and/or legal development in your jurisdiction that would likely result in the favorable treatment applicable to the Award for accelerated vesting in the event of certain events being deemed unlawful and/or discriminatory, then the Company, in its sole discretion, will not apply this favorable treatment.
European Union, European Economic Area and the United Kingdom
Data Privacy. Please consult the addendum addressing the EU General Data Protection Regulation, which is attached hereto as Appendix A and which replaces any data provision consent in any grant documentation.
Algeria
Local Cash Settlement of Award. Notwithstanding anything in the Grant Agreement or the Addendum to the contrary, unless otherwise determined by the Company, the Award shall be settled in cash only paid by the Service Recipient through local payroll (and shall not be settled in shares issued by the Company).
Argentina
Exchange Control Information. Exchange control restrictions may limit the ability to remit funds out of Argentina in order to exercise the Option or remit funds into Argentina following the receipt of the proceeds from the cashless exercise of the Option. The Company reserves the right to further restrict the exercise of the Option or to amend or cancel the Option at any time in order to comply with applicable exchange control laws in Argentina. You are responsible for complying with exchange control laws in Argentina and neither the Company nor the Service Recipient will be liable for any fines or penalties resulting from your failure to comply with applicable laws. Because exchange control laws and regulations change frequently and without notice, you should consult with your personal advisor before accepting the Option and before exercising the Option and/or selling any shares acquired upon exercise of the Option to ensure compliance with current regulations.
Securities Law Information. Neither the Awards nor the underlying shares of Common Stock are publicly offered or listed on any stock exchange in Argentina and, as a result, have not been and will not be registered with the Argentine Securities Commission (Comisión Nacional de Valores). The offer is private and not subject to the supervision of any Argentine governmental authority. Neither this nor any other offering material related to the Awards, or the underlying shares of Common Stock may be utilized in connection with any general offering to the public in Argentina. Argentine residents who acquire Awards under the Plan do so according to the terms of a private offering made from outside Argentina. Except for transactions to be conducted out of Argentina, any Argentine resident who acquires shares of Common Stock shall not transfer such shares of Common Stock to any other person within six months as from the acquisition date.

Australia
Securities Law. The grant of RSUs and/or PSUs is being made pursuant to Division 1A, Part 7.12 of the Corporations Act 2001 (Cth).
Tax Notification. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to conditions in the Act).
Austria
There are no country specific provisions.
Bangladesh
Mandatory Full Cashless Option Exercise. Due to local legal requirements, your Option must be exercised pursuant to a broker-assisted cashless method of exercise.
Local Cash Settlement of RSUs/PSUs. Notwithstanding anything in the Grant Agreement or the Addendum to the contrary, unless otherwise determined by the Company, the Award shall be settled in cash only paid by the Service Recipient through local payroll (and shall not be settled in shares issued by the Company).
Belgium
Acceptance of Options. Notwithstanding any provision in the GE HealthCare Stock Option Grant Agreement to the contrary, Options granted to you shall not be accepted earlier than the 61st day following the “Offer Date” for tax at exercise. The Offer Date is the date on which the Company notifies you of the material terms and conditions of the stock option grant. Any acceptance given by you before the 61st day following the Offer Date shall be null and void.
Brazil
Labor Law Acknowledgment. You agree, for all legal purposes, (i) the benefits provided under the Grant Agreement and the Plan are the result of commercial transactions unrelated to your employment; (ii) the Grant Agreement and the Plan are not a part of the terms and conditions of your employment; and (iii) the income from the Awards, if any, is not part of your remuneration from employment.
Cause. The definition of “Cause” provided under the Plan is revised in its entirety to read as follows: “For this purpose, “Cause” shall be determined by the Company in its sole discretion and includes: (a) breach of the Employee Innovation and Proprietary Information Agreement or any other confidentiality, non-solicitation, or non-competition agreement with the Company or Affiliate, or breach of a material term of any other agreement with the Company or Affiliate; (b) engagement in conduct that results in, or has the potential to cause, material harm financially, reputationally, or otherwise to the Company or its Affiliate; (c) commission of an act of dishonesty, fraud, embezzlement or theft; (d) conviction of, or plea of guilty or no contest to a felony or crime involving moral turpitude; or (e) failure to comply with the Company’s or Affiliate’s policies and procedures, including, but not limited to, the Company’s code of conduct set forth in the Company’s integrity manual, The Spirit and Letter.”
Bulgaria
There are no country specific provisions.
Canada
Termination of Employment. The following provision supplements Section A(1) of this Addendum:
For purposes of the Awards, and except as explicitly and minimally required by applicable legislation, and notwithstanding any provisions related to termination for Good Reason in the Plan or Grant Agreement, the Termination of Employment will occur as of the date you no longer provide services to the Company or any of its Affiliates (regardless of the reason for such termination and whether or not the termination is later found to be invalid or in breach of applicable laws in the jurisdiction where you are employed or providing services or the terms of your employment or service contract, if any) (the “Termination Date”).
Unless explicitly provided in the Grant Agreement or explicitly and minimally required by applicable legislation, the Termination Date will exclude and will not be extended by any period during which notice, pay in lieu of notice or related payments or damages are provided or required to be provided under statute, contract, common law/civil law, or otherwise. Unless otherwise expressly provided in the Plan or the Grant Agreement, or explicitly required by applicable legislation, your right to earn, vest in, seek damages in lieu of, or otherwise benefit from any portion of the Award, the shares of Common Stock subject to the Award, the Grant Agreement or the Plan, if any, will be measured by and immediately terminate as of the Termination Date. In such case, you will not earn, or be entitled to earn, any pro-rated vesting or other benefits or participation under the Plan for that portion of time before the Termination Date, nor will you be entitled to any compensation for lost vesting or other benefits or participation in the Plan. Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued entitlement to vesting or other participation during a statutory notice period, your right to vest in the Award or otherwise benefit under the Plan, if any, will terminate effective as of the last day of your minimum statutory notice period, but you will not earn or be entitled to pro-rated vesting or other benefits or participation if the vesting date falls after the end of your statutory notice period, nor will you be entitled to any compensation for lost vesting or other participation. For further clarity, any reference to a termination, Termination of Employment, Separation from Service or termination of your employment or service will be interpreted to mean the Termination Date.

By accepting the Awards subject to the Grant Agreements through the UBS Financial Services portal (or its successor), you declare that you expressly agree with the provisions regarding Termination of Employment described in the Plan, the Grant Agreements (including, but not limited to, Section 2 of the Grant Agreements) and the terms and conditions set forth in this Global Addendum.
Awards Not In Lieu of Other Compensation; No Entitlements. The following language replaces the second paragraph of Section A(1) of this Addendum:
You acknowledge and accept that, unless explicitly and minimally required by applicable legislation, taking part in the Plan is outside the terms of your regular employment and the Award, and income from and value of same, are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday/vacation pay, bonuses, long-service awards, leave-related payments, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Affiliate. This invitation to participate in the Plan and any subsequent acquisition of shares of Common Stock or other benefits under the Plan do not establish and are not to be interpreted as establishing or amending a labor relationship or employment or service contract between you and the Company or any of its Affiliates, and do not establish any rights between you and your employer. You also acknowledge that, unless explicitly and minimally required by applicable legislation, the termination of your employment or service under any circumstances will not give you any claim or right of action against the Company or its Affiliates with respect to any loss of any Award or other benefit under the Plan.
You agree that, unless explicitly and minimally required by applicable legislation, no claim or entitlement to compensation or damages shall arise from (i) forfeiture of your Awards resulting from your Termination of Employment (regardless of the reason for the termination and whether or not the termination is later found to be invalid or in breach of applicable laws in the jurisdiction where you are employed or providing services or the terms of your employment or service contract, if any) and/or (ii) the application of any clawback/recoupment provisions in the Grant Agreement. No recovery of compensation or other benefits as described herein will be an event giving rise to your right to resign for “good reason” or “constructive termination” (or similar term) under any plan of, or agreement you have with, the Company or any of its Affiliates.
Resale Restriction. You understand that you are permitted to sell shares acquired under the Plan through the designated broker appointed under the Plan, provided the resale of shares takes place outside of Canada through the facilities of the stock exchange on which the shares are traded.

Non-Qualified Securities. In accordance with subsection 110(1.9) of the Income Tax Act (Canada) (the “Act”), notice is hereby given by GE HealthCare that the shares to be issued in respect of stock option awards in excess of the CAD $200,000 limit are non-qualified securities for purposes of the Act.
For Residents of Quebec:
Language. A French translation of the Grant Agreements and the Plan can be made available to you as soon as reasonably practicable upon your request. You understand that, from time to time, additional information related to the offering of the Plan might be provided in English and such information may not be immediately available in French. However, upon request, the Company will translate into French documents related to the offering of the Plan as soon as reasonably practicable.
Langue. Une traduction française Accords de Subvention et du Plan peut être mise à votre disposition dès que raisonnablement possible, à votre demande. Vous comprenez que, de temps à autre, des informations supplémentaires liées à l'offre du plan peuvent être fournies en anglais et que ces informations peuvent ne pas être immédiatement disponibles en français. Toutefois, sur demande, la Société traduira en français les documents relatifs à l'offre du Plan dès que raisonnablement possible.
Data Privacy. The following provision supplements Section A(5) of this Addendum:
You hereby authorize the Company and the Company’s representative to discuss with and obtain all relevant information regarding the Awards and your participation in the Plan from all personnel, professional or non-professional, involved with the administration of the Plan. You further authorize the Company, the Service Recipient, the administrator of the Plan and the plan broker that is assisting the Company with the operation and administration of the Plan to disclose and discuss your participation in the Plan with their advisors. You also authorize the Company and the Service Recipient to record such information and keep it in your employee file. You acknowledge and agree that your personal information, including any sensitive personal information, may be transferred or disclosed outside the province of Quebec, including to the United States of America. If applicable, you also acknowledge and authorize the Company, the Service Recipient, the administrator of the Plan and any plan broker that is assisting the Company with the operation and administration of the Plan to use technology for profiling purposes and to make automated decisions that may have an impact on you or the administration of the Plan.
Chile
Securities Law - Ruling N° 336. The Award constitutes a private offering of securities in Chile effective as of the Grant Date, and is expressly subject to general ruling N° 336 of the Chilean Commission for the Financial Market (“CMF”). Neither the Company nor the shares that you may receive pursuant to your Awards are registered with the Registry of Securities or under the control of the Chilean Superintendence of Securities. Given that the shares underlying the Award are not registered in Chile, the Company is not required to provide public information about the Award or the shares in Chile. Unless the Award and/or the shares are registered with the CMF, a public offering of such securities cannot be made in Chile.
China
Mandatory Full Cashless Option Exercise. Unless otherwise determined by the Company, your Option must be exercised pursuant to a broker-assisted cashless method of exercise.
Foreign Exchange Control Laws. Due to local legal requirements, shares acquired through RSU or PSU vesting must be maintained in the UBS Financial Services account until the shares are sold through UBS Financial Services with the net sales proceeds being paid to you through your current or most recent PRC employer. As a condition of the grant of RSUs or PSUs, you agree that any shares acquired under the Plan must be sold on a date that is within three-months after the date of your termination of active employment with the Company and its Affiliates or within any other time frame as the Company determines to be necessary or advisable for legal or administrative reasons. You authorize UBS Financial Services (or any successor broker designated by the Company) to sell such shares on your behalf at that time or as soon as is administratively practical thereafter. It, however, remains your responsibility to ensure that such shares are sold by such three-month deadline, and you acknowledge and agree that the Company is not responsible or liable for ensuring any particular price received in connection with the sale of such shares.
Under local law, you are required to repatriate to China the proceeds from your participation in the Plan, including proceeds from cashless option exercises, the sale of shares acquired through RSU or PSU vesting and any dividends or dividend equivalents paid to you in relation to RSUs or PSUs through a special exchange control account established by the Company or one of its Affiliates in China. You hereby agree that any proceeds from your participation in the Plan may be transferred to such special account prior to being delivered to you through your current or most recent PRC employer. Further, if the proceeds from your participation in the Plan are converted to local currency, you acknowledge that the Company (including its Affiliates) are under no obligation to secure any currency conversion rate, and may face delays in converting the proceeds to local currency due to exchange control restrictions in China. You agree to bear the risk of any currency conversion rate fluctuation between the date that your proceeds are delivered to the special exchange control account and the date of conversion of the proceeds to local currency.
To comply with requirements imposed by the State Administration of Foreign Exchange (SAFE), to the extent that, under your GE HealthCare Stock Option Grant Agreement, you may exercise any Options after your termination of employment with the Company and its Affiliates, you shall be permitted to exercise such Options for the shorter of the period set forth in your GE HealthCare Stock Option Grant Agreement and three months from the date of your termination of active employment; three months following the termination of your active employment with the Company and its Affiliates, any unexercised Options shall immediately expire.
The Company reserves the right to impose such further restrictions or conditions as may be necessary to comply with changes in applicable local laws in China.
If you are not a PRC national, the above provisions may not apply to you, to the extent determined by SAFE or its local branch office in accordance with local laws.
Cause. The definition of “Cause” provided under the Plan is revised in its entirety to read as follows:
“For this purpose, “Cause” shall be determined by the Company in its sole discretion and includes: (a) breach of the Employee Innovation and Proprietary Information Agreement or any other confidentiality, non-solicitation, or non-competition agreement with the Company or Affiliate, or breach of a material term of his/her employment agreement or any other agreement with the Company or Affiliate; (b) engagement in conduct that results in, or has the potential to cause, material harm financially, reputationally, or otherwise to the Company or its Affiliate; (c) commission of an act of dishonesty, fraud, embezzlement or theft; (d) conviction of, or plea of guilty or no contest to a felony or crime involving moral turpitude; or (e) failure to comply with the Company’s or Affiliate’s policies and procedures, including, but not limited to, the Company’s code of conduct set forth in the Company’s integrity manual, The Spirit and Letter.”
Restrictive Covenants. Paragraph (ii) of Section 6 (“Non-solicitation, Non-competition and Compliance with Agreements”) of the Stock Option Grant Agreement, of Section 7 (“Non-solicitation, Non-competition and Compliance with Agreements”) of the Restricted Stock Unit Grant Agreement, and of Section 7 (“Non-solicitation, Non-competition and Compliance with Agreements”) of the Performance Stock Unit Grant Agreement does not apply.
For the avoidance of doubt, in addition to the definition of Retirement contained in the applicable Grant Agreement and Plan, Retirement shall also include any earlier compulsory retirement under local law.
Colombia
Nature of the Awards. The following provision supplements Section A(1) of this Addendum:
By accepting the grant of the Award and pursuant to Article 128 of the Colombian Labor Code, you expressly acknowledge, understand and agree that the Awards and related benefits are granted by the Company entirely on a discretionary basis, do not exclusively depend upon your performance with the Service Recipient, and do not constitute a component of your “salary” for any legal purpose. Therefore, the Awards and related benefits will not be included and/or considered for purposes of calculating any and all labor benefits, such as legal/fringe benefits, vacations, indemnities, payroll taxes, social insurance contributions and/or any other labor-related amount which may be payable, subject to any limitations as may be imposed under local law.
Securities Law Acknowledgement. The shares underlying the Awards are not and will not be registered with the Colombian registry of publicly traded securities (Registro Nacional de Valores y Emisores). Therefore, the shares may not be offered to the public in Colombia. Nothing in the Grant Agreements should be construed as making a public offer of securities in Colombia. In the event that the Company, in its sole discretion, determines that the offer of Options, RSUs and PSUs in Colombia may constitute a “public offer of securities” under Law 964 of 2005, you understand and agree that the Company may, in its sole discretion, cease to offer participation in the Plan in Colombia. In the event that the Company exercises its discretion to cease offering the Plan in Colombia, you will no longer be permitted to participate in the Plan as of the date established by the Company.
Mandate Letter. By accepting the Awards, you agree that, if requested by the Company or the Employer, you will execute a mandate letter or such other document (whether electronically or by such other method as requested by the Company or the Employer) that the Company determines is necessary or advisable in order that (i) a sufficient number of shares of Common Stock to be allocated to you upon settlement of the Award can be withheld or sold on your behalf to cover Tax-Related Items required to be withheld by the Employer, and (ii) the proceeds from such withholding or sale can be transferred directly from the Company to the Employer in Colombia for remittance to the tax authorities.
Czech Republic
Restrictive Covenants. The paragraph (ii) of Section 6 (“Non-solicitation, Non-competition and Compliance with Agreements”) of the Stock Option Grant Agreement, of Section 7 (“Non-solicitation, Non-competition and Compliance with Agreements”) of the Restricted Stock Unit Grant Agreement, and of Section 7 (“Non-solicitation, Non-competition and Compliance with Agreements”) of the Performance Stock Unit Grant Agreement does not apply.
Denmark
Treatment of Awards upon Termination of Employment. The global termination provisions under the Plan will apply for all grants. The relevant termination provisions are detailed in the applicable Grant Agreements and the Employer Statement , as provided separately to you. By accepting the Award, you acknowledge having received the Employer Statement, which is provided to comply with the Stock Option Act, as amended as of January 1, 2019.
Restrictive Covenants. Paragraph (ii) of Section 6 (“Non-solicitation, Non-competition and Compliance with Agreements”) of the Stock Option Grant Agreement, of Section 7 (“Non-

solicitation, Non-competition and Compliance with Agreements”) of the Restricted Stock Unit Grant Agreement, and of Section 7 (“Non-solicitation, Non-competition and Compliance with Agreements”) of the Performance Stock Unit Grant Agreement does not apply.
Egypt
There are no country-specific provisions.
Finland
There are no country-specific provisions.
France
Nature of the Awards. The RSUs and PSUs are not granted under the French specific regime provided by Articles L. 225-197-1 and seq. and L. 22-10-59 and L. 22-10-60 of the French commercial code, as amended.
The Option is not granted under the French specific regime provided by Articles L. 225-177 and seq. and L. 22-10-56 to L. 22-10-58 of the French commercial code, as amended.
Cause. The definition of “Cause” is revised in its entirety to read as follows:
“For this purpose, “Cause” shall be determined by the Company in its sole discretion and includes in particular, but not limited to, the following justifications qualifying as a real and serious cause for dismissal: (a) breach of the Employee Innovation and Proprietary Information Agreement or any other confidentiality, non-solicitation, or non-competition agreement with the Company or Affiliate, or breach of a material term of any other agreement with the Company or Affiliate; (b) engagement in conduct that results in, or has the potential to cause, material harm financially, reputationally, or otherwise to the Company or its Affiliate; (c) commission of an act of dishonesty, fraud, embezzlement or theft; (d) conviction of, or plea of guilty or no contest to a felony or crime involving moral turpitude; or (e) failure to comply with the Company’s or Affiliate’s policies and procedures, including, but not limited to, the Company’s code of conduct set forth in the Company’s integrity manual, The Spirit and Letter.”
Restrictive Covenants. Paragraph (ii) of Section 6 (“Non-solicitation, Non-competition and Compliance with Agreements”) of the Stock Option Grant Agreement, of Section 7 (“Non-solicitation, Non-competition and Compliance with Agreements”) of the Restricted Stock Unit Grant Agreement, and of Section 7 (“Non-solicitation, Non-competition and Compliance with Agreements”) of the Performance Stock Unit Grant Agreement does not apply.

Language. The parties to the Grant Agreement acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir exigé la rédaction en anglais de la présente convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relativement à ou suite à la présente convention.
Germany
Restrictive Covenants. Paragraph (ii) of Section 6 (“Non-solicitation, Non-competition and Compliance with Agreements”) of the Stock Option Grant Agreement, of Section 7 (“Non-solicitation, Non-competition and Compliance with Agreements”) of the Restricted Stock Unit Grant Agreement, and of Section 7 (“Non-solicitation, Non-competition and Compliance with Agreements”) of the Performance Stock Unit Grant Agreement is revised in its entirety to read as follows:
“During the Grantee’s employment with the Company or its Affiliate, and for the one-year period following termination of such employment (the “Restriction Period”), the Grantee will not, without prior written approval from the Committee (a) whether on his or her own behalf or in conjunction with any other person or third party, directly or indirectly solicit or encourage any person who is a Lead Professional Band or higher employee of the Company or any of its Affiliates (a “Restricted Person”) to terminate his or her employment relationship with, or accept any other employment outside of, the Company and its Affiliates; (b) recommend or cause a Restricted Person to be hired by an entity for which the Grantee works, or with which the Grantee is otherwise associated or owns more than a 1% ownership interest, any person who is, or was within one year before or after the Grantee’s termination of employment with the Company and its Affiliates, a Restricted Person; or (c) provide any non-public information regarding any Restricted Person, including, but not limited to, compensation data, performance evaluations, skill sets or qualifications, etc., to any external person in connection with employment outside the Company and its Affiliates, including, but not limited to, recruiters and prospective employers. Except for the data related restrictions which apply indefinitely, the non-solicitation restrictions set forth above do not apply once a Restricted Person has been formally notified of his or her impending layoff from the Company or any of its Affiliates.”
Greece
There are no country-specific provisions.

Hong Kong
Tax Election. Please note that the Company is required to report any gain realized on the exercise of Options and grants of RSUs or PSUs to the Hong Kong Inland Revenue Department (“IRD”). It is a condition of the grant that you agree to make appropriate filings with the IRD and to make an election to be taxed on a deemed exercise basis for all Option grants and on a deemed vested basis for all RSU and PSU grants. If you are in any doubt about your tax reporting obligations in Hong Kong, you should obtain independent professional tax advice.
Sale Restriction on Shares. In the event that the Award vests and/or are exercised and shares are issued to you (or your heirs) within six (6) months of the Grant Date, you (or your heirs) expressly agree that the shares will not be offered to the public or otherwise disposed of prior to the six (6)-month anniversary of the Grant Date.
Securities Law Notice. The Awards and any shares issued pursuant to the Awards do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company or its Affiliates. The Grant Agreements, including this Addendum, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong. The Awards and any related documentation are intended only for the personal use of each eligible employee of the Company or its Affiliates and may not be distributed to any other person. The contents of the Grant Agreements, including this Addendum and the Plan, have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of the Grant Agreements, including this Addendum, or the Plan, you should obtain independent professional advice.
Hungary
Restrictive Covenants. Paragraph (ii) of Section 6 (“Non-solicitation, Non-competition and Compliance with Agreements”) of the Stock Option Grant Agreement, of Section 7 (“Non-solicitation, Non-competition and Compliance with Agreements”) of the Restricted Stock Unit Grant Agreement, and of Section 7 (“Non-solicitation, Non-competition and Compliance with Agreements”) of the Performance Stock Unit Grant Agreement does not apply.
India
Restrictive Covenants. Paragraph (ii) of Section 6 (“Non-solicitation, Non-competition and Compliance with Agreements”) of the Stock Option Grant Agreement, of Section 7 (“Non-solicitation, Non-competition and Compliance with Agreements”) of the Restricted Stock Unit Grant Agreement, and of Section 7 (“Non-solicitation, Non-competition and Compliance with Agreements”) of the Performance Stock Unit Agreement is revised in its entirety to read as follows:

“During the Grantee’s employment with the Company or its Affiliate, and for the one-year period following termination of such employment (the “Restriction Period”), the Grantee will not, without prior written approval from the Committee: (a) whether on his or her own behalf or in conjunction with any other person or third party, directly or indirectly solicit or encourage any person who is a Lead Professional Band or higher employee of the Company or any of its Affiliates (a “Restricted Person”) to terminate his or her employment relationship with, or accept any other employment outside of, the Company and its Affiliates; (b) directly hire, or recommend or cause to be hired by an entity for which the Grantee works, or with which the Grantee is otherwise associated or owns more than a 1% ownership interest, any person who is, or was within one year before or after the Grantee’s termination of employment with the Company and its Affiliates, a Restricted Person; (c) provide any non-public information regarding any Restricted Person, including, but not limited to, compensation data, performance evaluations, skill sets or qualifications, etc., to any external person in connection with employment outside the Company and its Affiliates, including, but not limited to, recruiters and prospective employers. The above restrictions do not apply once a Restricted Person has been formally notified of his or her impending layoff from the Company or any of its Affiliates; or (d) the Grantee will not, whether on his or her own behalf or in conjunction with any other person or third party, directly or indirectly, solicit, divert or appropriate or attempt to solicit, divert or appropriate any vendor, service provider or customer of the Company or its Affiliates, or interfere with or endeavor to interfere with any contract, arrangement, understanding or agreement or renewal of any of them, entered into by the Company or its Affiliates with such vendors, service providers and/or customers.”
Cause. The definition of “Cause” provided under the Plan is revised in its entirety to read as follows:
“For this purpose, “Cause” shall be determined by the Company in its sole discretion and includes: (a) breach of the Employee Innovation and Proprietary Information Agreement or any other confidentiality, non-solicitation, or non-competition agreement with the Company or Affiliate, or breach of a material term of any other agreement with the Company or Affiliate; (b) engagement in conduct that results in, or has the potential to cause, material harm financially, reputationally, or otherwise to the Company or its Affiliate; (c) commission of an act of dishonesty, fraud, embezzlement, theft, misconduct or for any incident of workplace harassment; (d) conviction of, or plea of guilty or no contest to a felony or crime involving moral turpitude; or (e) failure to comply with the Company’s or Affiliate’s policies and procedures, including, but not limited to, the Company’s code of conduct set forth in the Company’s integrity manual, The Spirit and Letter.”

Tax Collection at Source. You understand that Tax Collection at Source (“TCS”) may apply to funds remitted out of India if the funds exceed a certain amount (currently INR 1,000,000) (“TCS Threshold”) during the Indian fiscal year. Therefore, your annual remittances out of India, including any remittances under the Plan, may be subject to TCS. Depending on the procedures established by the Service Recipient and the authorized dealer bank remitting the funds out of India, you understand and agree that the Company or the Service Recipient may deduct any applicable TCS via any withholding method set forth in Section A(1) of this Addendum.
You also understand that you may be required to provide a declaration to the Service Recipient or the authorized dealer bank remitting the funds regarding whether the TCS Threshold has been reached based on all of your remittances out of India, including any remittances under the Plan, and you agree to provide such declaration upon request.
Indonesia
Option Exercise Method. Due to local legal requirements, the Company may require you to exercise your Option pursuant to a broker-assisted cashless method of exercise.
Language Consent and Notification. By accepting the Award, you (i) confirm having read and understood the documents relating to the grant (i.e., the Plan and the Grant Agreement) which were provided in the English language, (ii) accept the terms of those documents accordingly, and (iii) agree not to challenge the validity of this document based on Law No. 24 of 2009 on National Flag, Language, Coat of Arms and National Anthem or the implementing Presidential Regulation (when issued).
Persetujuan dan Pemberitahuan Bahasa. Dengan menerima Penghargaan, Anda (i) memberikan konfirmasi bahwa dirinya telah membaca dan memahami dokumen-dokumen berkaitan dengan pemberian ini (yaitu, Rencana dan Perjanjian Hibah) yang disediakan dalam Bahasa Inggris, (ii) menerima persyaratan di dalam dokumen-dokumen tersebut, dan (iii) setuju untuk tidak mengajukan keberatan atas keberlakuan dari dokumen ini berdasarkan Undang-Undang No. 24 Tahun 2009 tentang Bendera, Bahasa dan Lambang Negara serta Lagu Kebangsaan ataupun Peraturan Presiden sebagai pelaksanaannya (ketika diterbitkan).
Repatriation Requirements. By accepting the Awards, you agree to repatriate all sales proceeds and dividends attributable to shares acquired under the Plan in accordance with local foreign exchange rules and regulations. Neither the Company nor any of its Affiliates shall be liable for any fines or penalties resulting from your failure to comply with applicable laws.
Iraq
Tax and Regulatory Reporting Notification. You may be subject to certain tax, exchange control or foreign asset/account reporting requirements under the applicable laws in your country as a result of the acquisition, holding or transfer of shares or cash resulting from participation in the Plan. You are responsible for being aware of and satisfying any such requirements that may be necessary in connection with the Award. You should consult with your own personal legal advisors to ensure compliance with local laws.
Ireland
Director Notification Obligation. If you are a director, shadow director or secretary of an Irish Affiliate of GE HealthCare who owns more than a 1% interest in GE HealthCare, you are subject to certain notification requirements under the Companies Act, 1990. Among these requirements is an obligation to notify the secretary of the Irish Affiliate in writing when you receive an interest (e.g., Options, RSUs, PSUs, or shares) in the Company and the number and class of shares or rights to which the interest relates. In addition, you must notify the Irish Affiliate when you sell shares acquired through the exercise of Options or pursuant to any other Award granted under the Plan. You must notify the secretary of the Irish Affiliate of the acquisition or disposal of an interest in shares within five days following the day of acquisition or disposal of the interest in shares. These notification requirements also apply to any rights or shares acquired by your spouse or children under the age of 18 (whose interests will be attributed to you in your capacity as a director, shadow director or secretary of the Irish Affiliate).
Israel
Mandatory Full Cashless Option Exercise. Due to local tax requirements, your Option must be exercised pursuant to a broker-assisted cashless method of exercise.
Local Cash Settlement of RSUs/PSUs. Notwithstanding anything in the Grant Agreement or the Addendum to the contrary, RSUs and PSUs shall be settled in cash only paid by the Service Recipient through local payroll (and shall not be settled in shares issued by the Company).
Indemnification for Tax Liabilities. As a condition of the grant of the Awards, you expressly consent and agree to indemnify the Company and/or its Affiliates and hold them harmless from any and all liability attributable to taxes, interest or penalties thereon, including without limitation, liabilities relating to the necessity to withhold any taxes.
Securities Law Notification. The grant of the Award does not constitute a public offering under the Securities Law, 1968.
Ivory Coast
There are no country-specific provisions.
Italy
Option Exercise Method. Due to local legal requirements, the Company may require you to exercise your Option pursuant to a broker-assisted cashless method of exercise.

Restrictive Covenants. Paragraph (ii) of Section 6 (“Non-solicitation, Non-competition and Compliance with Agreements”) of the Stock Option Grant Agreement, of Section 7 (“Non-solicitation, Non-competition and Compliance with Agreements”) of the Restricted Stock Unit Grant Agreement, and of Section 7 (“Non-solicitation, Non-competition and Compliance with Agreements”) of the Performance Stock Unit Grant Agreement does not apply.
Plan Document Acknowledgement. You acknowledge that by accepting this Award, you have been given access to the Plan document, has reviewed the Plan, the applicable Grant Agreement and this Addendum in their entirety and fully understands and accepts all provisions of the Plan, the Grant Agreement and this Addendum. Further, you specifically and expressly approve the following clauses of the Grant Agreement: Vesting; Delivery and Tax Withholding; Additional Requirements; Entire Agreement; Electronic Delivery; and Global Addendum and the following clauses under Section A of this Addendum: Nature of the Awards; Responsibility for Taxes and Other Legal Obligations; Electronic Delivery and Acceptance; Data Privacy; Governing Law and Venue; and Imposition of Other Requirements.
Japan
There are no country-specific provisions.
Jordan
There are no country-specific provisions.
Kazakhstan
Securities Law Information. The grant of the Award is addressed only to certain eligible employees of the Company and its subsidiaries and affiliates in the form of shares to be issued by the Company, which as of the date hereof are listed on the Nasdaq Stock Market. Neither the Plan nor the Grant Agreements have been approved, nor do they need to be approved, by the National Bank of Kazakhstan. The grant of the Award is intended only for the original recipient and is not for general circulation in the Republic of Kazakhstan.
Kenya
Tax Registration Information. Under Tax Procedure Act, 2015, you are required to complete and submit a tax registration application to the Commissioner of Income Tax within 30 days of the first vesting date of the Award. The registration should be completed through the online portal “I TAX” and is a one-time only registration. You are personally responsible for ensuring compliance with all registration requirements in Kenya. You should consult with your personal advisor(s) regarding any personal foreign asset/foreign account tax obligations you may have in connection with your participation in the Plan.

Korea
Foreign Asset and Account Reporting. Korean residents must declare all foreign financial accounts (e.g., non-Korean bank accounts, brokerage accounts, etc.) to the Korean tax authority and file a report with respect to such accounts if the monthly balance of such accounts exceeds KRW 500 million (or an equivalent amount in foreign currency). You should consult with your personal tax advisor to determine how to value your foreign accounts for purposes of this reporting requirement and whether you are required to file a report with respect to such accounts.
Malaysia
Director Notification Information. If you are a director of a Malaysian Affiliate of the Company, you are subject to certain notification requirements under the Malaysian Companies Act, 2016. Among these requirements is an obligation to notify the Malaysian Affiliate in writing when you receive an interest (e.g., Options, RSUs, PSUs, or shares) in the Company or any related companies. In addition, you must notify the Malaysian Affiliate when you sell any shares of the Company or any related company (including when you sell shares acquired through exercise of your Option or pursuant to any other Award granted under the Plan). Additionally, you must also notify the Malaysian Affiliate of the Company if there are any subsequent changes in your interest in the Company or any related company. These notifications must be made within 14 days of receiving, acquiring or disposing of any interest in the Company or any related company.
Mexico
Labor Law Policy and Acknowledgement. By accepting the Awards granted under the Plan, you expressly recognize that GE HealthCare, with registered offices at 500 W. Monroe Street, Chicago, IL 60661 U.S.A., is solely responsible for the administration of the Plan and that your participation in the Plan and your acquisition of shares does not constitute an employment relationship between yourself and the Company since you are participating in the Plan on a wholly commercial basis and your sole employer is the applicable GE HealthCare Affiliate in Mexico (“GE HealthCare-Mexico”). Based on the foregoing, you expressly recognize that the Plan and the benefits that you may derive from your participation in the Plan do not establish any rights between yourself and your employer, GE HealthCare-Mexico, and do not form part of the employment conditions and/or benefits provided by GE HealthCare-Mexico and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of your employment.
Al aceptar los premios bajo el Plan, usted expresamente reconoce que GE HealthCare, con sus oficinas registradas en 500 W. Monroe Street, Chicago, IL 60661 U.S.A., es el único responsable de la administración del Plan y que su participación en el Plan y su adquisición de acciones no constituyen una relación de empleo entre usted y GE HealthCare. Usted está participando en el Plan a nivel comercial y su único empleador es la compañía correspondiente afiliada a GE

HealthCare en México (“GE HealthCare-México”). Basado en lo anterior, usted expresamente reconoce que el Plan y los beneficios que le corresponden a usted por su participación en el Plan no establecen derechos entre usted y su empleador, GE HealthCare-México, y no forman parte de las condiciones de empleo ni de los beneficios otorgados a usted por GE HealthCare-México. Cualquier cambio en el Plan o la suspensión del mismo no constituye un cambio ni un impedimento de sus términos y condiciones de empleo.
Restrictive Covenants. The following language replaces Section 6 (“Non-solicitation, Non-competition and Compliance with Agreements”) of the Stock Option Grant Agreement, Section 7 (“Non-solicitation, Non-competition and Compliance with Agreements”) of the Restricted Stock Unit Grant Agreement, and Section 7 (“Non-solicitation, Non-competition and Compliance with Agreements”) of the Performance Stock Unit Grant Agreement in its entirety:
“During the Grantee’s employment with the Company or its Affiliate, and for the one-year period following termination of such employment (the “Restriction Period”), the Grantee will not, without prior written approval from the Committee: (a) whether on his or her own behalf or in conjunction with any other person or third party, directly or indirectly solicit or encourage any person who is a Lead Professional Band or higher employee of the Company or any of its Affiliates (a “Restricted Person”) to terminate his or her employment relationship with, or accept any other employment outside of, the Company and its Affiliates; (b) directly hire, or recommend or cause to be hired by an entity for which the Grantee works, or with which the Grantee is otherwise associated or owns more than a 1% ownership interest, any person who is, or was within one year before or after the Grantee’s termination of employment with the Company and its Affiliates, a Restricted Person; or (c) provide any non-public information regarding any Restricted Person, including, but not limited to, compensation data, performance evaluations, skill sets or qualifications, etc., to any external person in connection with employment outside the Company and its Affiliates, including, but not limited to, recruiters and prospective employers. The above restrictions do not apply once a Restricted Person has been formally notified of his or her impending layoff from the Company or any of its Affiliates.
In addition, the Grantee agrees that during the Restriction Period, the Grantee will not, without prior written approval from the Committee, whether directly or indirectly, perform activities or services in the Restricted Area for any Competitive Company which: (a) are similar in nature to the activities and services the Grantee performed for the Company or its Affiliate (or gained confidential information about, as described in the Employee Innovation and Proprietary Information Agreement or “EIPIA”) during the last two years of Grantee’s employment; and/or (b) will include Grantee working on products or services that are competitive with the products or services the Grantee worked on during the last two years of Grantee’s employment with the Company or its

Affiliate. The term “Competitive Company” means any company or other third party that provides products and services that are competitive with the Company or its Affiliates. The term “Restricted Area” means for any Grantees in the Executive Band on the Grant Date, the area in which the Grantee is performing the majority of his or her duties for the Company, and for Grantees in the Executive Director and above Bands on the Grant Date, the country in which the Grantee is based, in each case where the Company or its Affiliate has substantial business operations as of Grantee’s termination of employment and in which the Grantee has provided services, had a material presence or influence, or received confidential information about (as described in the EIPIA and any other confidentiality agreements signed by Grantee) at any time during the last two years of the Grantee’s employment with the Company or its Affiliate. The Grantee understands and agrees that, given the nature of the business of the Company and its Affiliates and the Grantee’s position with the Company or its Affiliate, the foregoing Restriction Period and Restricted Area are reasonable and appropriate to protect the Company’s legitimate business interests and goodwill.
Furthermore, during the Grantee’s employment with the Company or its Affiliate, and for all periods thereafter, the Grantee will not breach his or her EIPIA or otherwise disclose the Company’s or Affiliate’s non-public information.
The Grantee agrees that any breach by him or her of the foregoing obligations inevitably would cause substantial and irreparable damage to the Company and its Affiliates for which money damages may not be an adequate remedy. Accordingly, the Grantee agrees that the Company and its Affiliates will be entitled to an injunction and/or other equitable relief, to prevent the breach of such obligations. The Grantee also agrees to indemnify and hold the Company and its Affiliates harmless from any loss, claim or damages, including, without limitation, all reasonable attorneys’ fees, costs and expenses incurred in enforcing its rights under this Grant Agreement, as well as repay any payments made hereunder (regardless of whether the Award is vested), except to the extent that such reimbursement is prohibited by law.
The Grantee agrees that the payment and benefits provided for in the Grant Agreement constitute fair and reasonable consideration for Grantee’s compliance with this section.”
Alteration/Termination. The following language replaces Section 8 (“Alteration/Termination”) of the Stock Option Grant Agreement, Section 9 (“Alteration/Termination”) of the Restricted Stock Unit Grant Agreement, and Section 9 (“Alteration/Termination”) of the Performance Stock Unit Grant Agreement, in its entirety:

“Under the express terms of this Grant Agreement, the Committee shall have the right at any time in its sole discretion to amend, alter, suspend, discontinue or terminate any Award without the consent of the Grantee. Furthermore, if the Company determines in its sole discretion that the Grantee has engaged in conduct that (a) constitutes a breach of this Grant Agreement, the EIPIA or any other confidentiality, non-solicitation, or non-competition agreement with the Company or its Affiliates, (b) results in (or has the potential to cause) material harm financially, reputationally, or otherwise to the Company or its Affiliates or (c) occurred prior to the Grantee’s termination of employment and would give rise to a termination for Cause, any unexercised portion of the Option or any unvested RSUs or PSUs shall be cancelled immediately, and any amounts previously conveyed under this Grant Agreement shall be subject to recoupment to the extent permitted under local law. In any event, the Award provided under this Grant Agreement shall be further subject to the Company’s policy with respect to compensation recoupment, as in effect and amended from time to time, to the extent permitted under local law. The Grantee agrees that the Company may take any such actions as are necessary to effectuate recoupment or applicable law without further consent or action being required by the Grantee, including issuing instructions to any Third-Party Administrator to (i) hold the Grantee’s shares and other amounts acquired under the Plan and/or (ii) reconvey, transfer, or otherwise return such shares and other assets to the Company. Also, the Award shall be null and void to the extent the grant of the Award or the exercise or vesting thereof is prohibited under the laws of the country of residence of the Grantee.
The definition of “Cause” is revised in its entirety and shall include: (a) breach of the Employee Innovation and Proprietary Information Agreement or any other confidentiality, non-solicitation, or non-competition agreement with the Company or Affiliate, or breach of a material term of any other agreement with the Company or Affiliate; (b) engagement in conduct that results in, or has the potential to cause, material harm financially, reputationally, or otherwise to the Company or its Affiliate; (c) commission of an act of dishonesty, fraud, embezzlement or theft; (d) conviction of, or plea of guilty or no contest to a felony or crime involving moral turpitude; or (e) failure to comply with the Company’s or Affiliate’s policies and procedures, including, but not limited to, the Company’s code of conduct set forth in the Company’s integrity manual, The Spirit and Letter.”
Securities Law Notification. The Award and any shares acquired under the Plan have not been registered with the National Register of Securities maintained by the Mexican National Banking and Securities Commission and cannot be offered or sold publicly in Mexico. In addition, the Plan, the Grant Agreements and any other document relating to the Awards may not be publicly distributed in Mexico. These materials are addressed to you because of your existing relationship with the Company or one of its Affiliates, and these materials should not be reproduced or copied in any form. The offer contained in these materials does not constitute a public offering of securities, but rather constitutes a private placement of securities addressed specifically to individuals who are present employees and/or service providers of the Company or one of its Affiliates made in accordance with the provisions of the Mexican Securities Market Law, and any rights under such offering shall not be assigned or transferred.
Morocco
Mandatory Full Cashless Option Exercise. Due to local legal requirements, your Option must be exercised pursuant to a broker-assisted cashless method of exercise.
Local Cash Settlement of RSUs/PSUs. In addition, notwithstanding anything in the Grant Agreement or the Addendum to the contrary, RSUs and PSUs shall be settled in cash only paid by the Service Recipient through local payroll (and shall not be settled in shares issued by the Company).
Nature of the Awards. You understand and agree that your Awards are granted as an incentive, for investment purposes, and to employees only.
Netherlands
There are no country-specific provisions.
New Zealand
Securities Law Notification. You are being offered an opportunity to participate in the Plan. In compliance with an exemption to the New Zealand Financial Markets Conduct Act 2013, you are hereby notified that, you have the right to receive, free of charge, a copy of the Company’s latest annual report and a copy of the relevant financial statements of the Company. Such documents are available for your review on the Company’s external and/or internal sites at the web addresses listed below. In addition, in connection with the opportunity to participate in the Plan, you are being provided with a copy of the Plan, Grant Agreements, and the Plan Prospectus via the UBS Financial Services portal.
        1.    The Company’s most recent annual report: Once filed, this can be found at https://investor.gehealthcare.com/financial-information/sec-filings
        2.     The Company’s most recently published financial statements:
https://investor.gehealthcare.com/financial-information/sec-filings

Warning
This is an offer of Options, RSUs or PSUs. If the Options are exercised or the RSUs or PSUs vest and you receive shares in GE HealthCare, the shares will give you a stake in the ownership of GE HealthCare. You may receive a return if dividends are paid.
If GE HealthCare runs into financial difficulties and is wound up, you will be paid only after all creditors have been paid. You may lose some or all of your investment.
New Zealand law normally requires people who offer financial products to give information to investors before they invest. This information is designed to help investors to make an informed decision.
The usual rules do not apply to this offer because it is made under an employee share purchase scheme. As a result, you may not be given all the information usually required. You will also have fewer other legal protections for this investment.
Ask questions, read all documents carefully, and seek independent financial advice before committing yourself.
GE HealthCare's shares are listed on Nasdaq. This means you may be able to sell GE HealthCare's shares, if received with respect to the Options, RSUs or PSUs, on the NYSE if there are interested buyers. You may get less than you invested. The price will depend on the demand for GE HealthCare's shares.
Nigeria
There are no country-specific provisions.
Norway
There are no country-specific provisions.
Pakistan
Mandatory Full Cashless Option Exercise. Due to local legal requirements, your Option must be exercised pursuant to a broker-assisted cashless method of exercise.
Forced Sale of Shares. The Company reserves the right to force the immediate sale of the shares to be issued upon vesting and/or exercise of the Award. If applicable, you agree that the Company is authorized to instruct its designated broker, on your behalf, to assist with the mandatory sale of such shares and you expressly authorize the Company’s designated broker to complete the sale of such shares. You expressly acknowledge that the Company’s designated broker is under no obligation to arrange for the sale of shares at any particular price. Upon the sale of shares, you shall receive the cash proceeds from the sale of shares, less any brokerage fees or commissions and subject to any obligation to satisfy Tax-Related Items. You also acknowledge that you are unaware of any material non-public information with respect to the Company or any securities of the Company as of the date of the Grant Agreements.
Peru
Nature of the Grant. The following provision supplements Section A(1) of this Addendum:
This Award is being granted ex gratia to you by the Company as an incentive to reward you for your contributions to the Company.
Securities Law Information. The grant of the Award under the Plan is considered a private offering in Peru and accordingly, is not subject to registration in Peru. For more information concerning the grant of the Award, please refer to the Plan, the Grant Agreement, and any other grant documents made available to you by the Company.  For more information regarding the Company, please refer to the Company’s most recent annual report on Form 10-K and quarterly report on Form 10-Q available at www.sec.gov, as well as on the Company’s investor relations website (https://investor.gehealthcare.com/financial-information/sec-filings).
Philippines
Local Cash Settlement of Award. Notwithstanding anything in the Grant Agreement or the Addendum to the contrary, unless otherwise determined by the Company, the Award shall be settled in cash only paid by the Service Recipient through local payroll (and shall not be settled in shares issued by the Company).
Poland
Restrictive Covenants. Paragraph (ii) of Section 6 (“Non-solicitation, Non-competition and Compliance with Agreements”) of the Stock Option Grant Agreement, of Section 7 (“Non-solicitation, Non-competition and Compliance with Agreements”) of the Restricted Stock Unit Grant Agreement, and of Section 7 (“Non-solicitation, Non-competition and Compliance with Agreements”) of the Performance Stock Unit Grant Agreement does not apply.
Portugal
Language Consent. You hereby expressly declare that you have full knowledge of the English language and have read, understood and fully accepted and agreed with the terms and conditions established in the Plan and the Grant Agreements.
Conhecimento da Lingua. Pelo presente instrumento, você declara expressamente que tem pleno conhecimento da língua inglesa e que leu, compreendeu e livremente aceitou e concordou com os termos e condições estabelecidas no Plano e no Acordo.

Restrictive Covenants. Paragraph (ii) of Section 6 (“Non-solicitation, Non-competition and Compliance with Agreements”) of the Stock Option Grant Agreement, of Section 7 (“Non-solicitation, Non-competition and Compliance with Agreements”) of the Restricted Stock Unit Grant Agreement, and of Section 7 (“Non-solicitation, Non-competition and Compliance with Agreements”) of the Performance Stock Unit Grant Agreement does not apply.
Puerto Rico
There are no country-specific provisions.
Romania
Language Consent. By accepting the Award grant, you acknowledge that you are proficient in reading and understanding English and fully understand the terms of the documents related to the grant (the Grant Agreement and the Plan), which were provided in the English language. You accept the terms of those documents accordingly.
Consimtamant cu Privire la Limba. Acceptând grantul de atribuire, recunoașteți că sunteți competenți în citirea și înțelegerea limbii engleze și înțelegeți pe deplin termenii documentelor legate de subvenție (Acordul de grant și Planul), care au fost furnizate în limba engleză. Acceptați termenii acestor documente în consecință.
Russia
Securities Law Notification. You acknowledge that the grant of Awards, the Plan and all other materials you may receive regarding participation in the Plan do not constitute an advertising or offering of securities in Russia. The issuance of securities pursuant to the Plan has not and will not be registered in Russia and therefore, the securities described in any Plan-related documents may not be used for offering or public circulation in Russia.
You further acknowledge that in no event will shares that may be issued to you with respect to the RSUs and PSUs be delivered to you in Russia; all shares issued to you with respect to the RSUs and PSUs will be maintained on your behalf in the United States.
You are not permitted to sell shares directly to a Russian legal entity or resident.
Cash Settlement of Award. In addition, notwithstanding anything in the Grant Agreement or the Addendum to the contrary, the Company may, for legal or administrative reasons, decide to settle the Award in cash (in which case no shares will be issued by the Company).
Saudi Arabia
Local Cash Settlement of Award. Notwithstanding anything in the Grant Agreement or the Addendum to the contrary, unless otherwise determined by the Company, the Award shall be settled in cash only paid by the Service Recipient through local payroll (and shall not be settled in shares issued by the Company).
Serbia
Securities Law Information. The grant of the Award and the issuance of any shares in settlement of the Award is not subject to the regulations governing public offerings and private placements under the Law on Capital Markets.
Singapore
Securities Law Information. The Awards are being granted pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore. Hence, statutory liability under the SFA in relation to the content of prospectuses will not apply. You should note that the Awards are subject to section 257 of the SFA and hence the Awards may not be offered or sold, or made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore, unless such offer, sale or invitation is made (i) more than six (6) months from the Grant Date, (ii) pursuant to the exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the SFA, or (iii) pursuant to, and in accordance with the conditions of, any other applicable provisions of the SFA.
In addition, you are permitted to sell shares of Common Stock acquired under the Plan through the designated broker appointed under the Plan, if any, provided the resale of Shares acquired under the Plan takes place outside of Singapore through the facilities of a stock exchange on which the Shares are listed. The Shares are currently listed on the Nasdaq Stock Market LLC.
Director Notification Information. If you are a director, associate director, or shadow director of a Singapore Affiliate of the Company, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singaporean Affiliate in writing when you receive an interest in shares (e.g., Options, RSUs, PSUs or shares) in the Company or any related companies. In addition, you must notify the Singapore Affiliate when you sell shares of the Company or any related company (including when you sell shares acquired through the exercise of your Option or pursuant to any other Award granted under the Plan) or if there is any change in the particulars of your interest. These notifications must be made within two business days of acquiring or disposing of any interest in shares of the Company or any related company or any change in any particulars of your interest. In addition, a notification must be made of your interests in shares of the Company or any related company within two business days of becoming a director, associate director, or shadow director, as applicable.

Slovakia
There are no country-specific provisions.
South Africa
Approval Requirement. Optionees who wish to perform share purchase exercises must obtain local HR and legal approval (including Bank approval) before a share purchase exercise will be transacted.
Securities Law Information. In compliance with South African securities law, you acknowledge that you have been notified that the documents listed below are available for review as indicated:
1.a copy of the Company’s most recent financial reports: Quarterly Results | GE HealthCare
2.a copy of the Plan is available at: GE HealthCare Technologies Inc. 2023 Long-Term Incentive Plan
3.a copy of the Plan Prospectus is available by sending an email to GEHC.Equity@gehealthcare.com
You acknowledge that you may obtain a copy of the above documents, without fee, by contacting: GE HealthCare Technologies Inc. Executive Compensation Administration by sending an email to GEHC.Equity@gehealthcare.com or by mailing a written request to: 500 W. Monroe St., Chicago, IL 60661, Unites States of America.
You are advised to carefully read the materials provided before making a decision whether to participate in the Plan and to contact your tax advisor for specific information concerning your personal tax situation with regard to Plan participation.
Spain
No Special Employment or Similar Rights. You understand that GE HealthCare has unilaterally, gratuitously, and discretionally decided to distribute Awards under the Plan to individuals who may be employees of the Company or its Affiliates throughout the world. The decision is a temporary decision that is entered into upon the express assumption and condition that (i) any grant will not economically or otherwise bind the Company or any of its Affiliates presently or in the future, other than as specifically set forth in the Plan and the terms and conditions of your Option, RSU or PSUs grants; (ii) the Awards or shares acquired under the Plan shall not become a part of any employment or service contract (either with the Company or any of its Affiliates) and shall not be considered a mandatory benefit, salary for any purpose (including severance compensation) or any other right whatsoever; and (iii) unless otherwise provided in the Grant Agreement, the Awards will be forfeited and will cease vesting upon the termination of your employment (as detailed in the following paragraph). Further, you understand and freely accept that there is no guarantee that any benefit whatsoever shall arise from any gratuitous and discretionary grant since the future value of the Awards and underlying shares is unknown and unpredictable. In addition, you understand that this grant would not be made to you but for the assumptions and conditions referred to above; thus, you acknowledge and freely accept that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of Awards shall be null and void and the Plan shall not have any effect whatsoever.
For avoidance of doubt, your rights, if any, to the Awards upon termination of employment shall be determined as set forth in the Grant Agreements, including, without limitation, where (i) you are considered to be unfairly dismissed without good cause; (ii) you are dismissed for disciplinary or objective reasons or due to a collective dismissal; (iii) you terminate service due to a change of work location, duties or any other employment or contractual condition; or (iv) you terminate service due to the Company’s or any of its Affiliates’ unilateral breach of contract. Consequently, the termination of your employment for any of the above reasons shall be deemed an “Other Termination of Employment” or any termination other than an enumerated termination circumstance under your Grant Agreements, unless otherwise determined by the Company, in its sole discretion.
Securities Law Notification. The Awards granted under the Plan do not qualify as securities under Spanish regulations. By the grant of the Awards, no “offer of securities to the public”, as defined under Spanish law, has taken place or will take place in Spanish territory. The present document and any other document relating to the offer of Awards under the Plan has not been nor will it be registered with the Comisión Nacional del Mercado de Valores (Spanish Securities Exchange Commission), and it does not constitute a public offering prospectus.
Restrictive Covenants. The following language replaces Section 6 (“Non-solicitation, Non-competition and Compliance with Agreements”) of the Stock Option Grant Agreement, Section 7 (“Non-solicitation, Non-competition and Compliance with Agreements”) of the Restricted Stock Unit Grant Agreement, and Section 7 (“Non-solicitation, Non-competition and Compliance with Agreements”) of the Performance Stock Unit Grant Agreement in its entirety:
“The Award and related benefits deriving from this Grant Agreement (i.e., Dividend Equivalent cash amounts) are provided to the Grantee in consideration of, and as an adequate economic compensation for, the Grantee’s execution and due compliance of the post-contractual (after employment termination) non-solicitation limitations that he/she undertakes pursuant to this Section of the Grant Agreement and/or in any existing non-competition agreement with the Company or any of its Affiliates.
During the Grantee’s employment with the Company or its Affiliate, and for the one-year period following termination of such employment (the “Restriction

Period”), the Grantee will not, without prior written approval from the Committee: (a) whether on his or her own behalf or in conjunction with any other person or third party, directly or indirectly solicit or encourage any person who is a Lead Professional Band or higher employee of the Company or any of its Affiliates (a “Restricted Person”) to terminate his or her employment relationship with, or accept any other employment outside of, the Company and its Affiliates; (b) directly hire, or recommend or cause to be hired by an entity for which the Grantee works, or with which the Grantee is otherwise associated or owns more than a 1% ownership interest, any person who is, or was within one year before or after the Grantee’s termination of employment with the Company and its Affiliates, a Restricted Person; or (c) provide any non-public information regarding any Restricted Person, including, but not limited to, compensation data, performance evaluations, skill sets or qualifications, etc., to any external person in connection with employment outside the Company and its Affiliates, including, but not limited to, recruiters and prospective employers. The above restrictions do not apply once a Restricted Person has been formally notified of his or her impending layoff from the Company or any of its Affiliates.
Furthermore, during the Grantee’s employment with the Company or its Affiliate, and for all periods thereafter, the Grantee will not breach his or her Employee Innovation and Proprietary Information Agreement or “EIPIA” or otherwise disclose the Company’s or Affiliate’s non-public information.
In consideration for the post-contractual non-solicitation undertakings assumed by the Grantee pursuant to this Section of the Grant Agreement and/or in any existing non-competition agreement with the Company or any of its affiliates, the Grantee will receive adequate compensation, which will consist of the economic gain that the Grantee will obtain from the Award (including any related cash amounts).
During the Restriction Period, the Grantee will commit himself/herself to notify the Company and its Affiliates, within a period of five business days after his/her commencement of a new activity (whether in his/her own name or on behalf of any other person, any other company or entity or in any of those cases specified in this Section), of the name of the company or companies that engage his/her services, whether under an employment contract or a services agreement, the activity of the company or companies, and the duties that the Grantee will carry out in such company or companies.
The Grantee agrees that in case he/she would breach the non-solicitation covenants, the Grantee shall be obliged to reimburse to the Company and its Affiliates, without limitation, the full amounts he/she would have obtained as post-contractual compensation (whether by means of the Award, any cash amounts and any additional cash lump-sum payment).
To the extent permitted under local law, the Company and its Affiliates will be entitled to an injunction and/or other equitable relief, without the necessity of posting security, to prevent the breach of such obligations. The Grantee also agrees to indemnify and hold the Company and its Affiliates harmless from any loss, claim or damages, including, without limitation, all reasonable attorneys’ fees, costs and expenses incurred in enforcing its rights under this Grant Agreement, as well as repay any payments made hereunder (regardless of whether the Award is vested), except to the extent that such reimbursement is prohibited by law.
The Grantee agrees that (i) the Company and its Affiliates hold an effective and evident commercial and industrial interest in regulating the non-solicitation covenants; (ii) the compensation agreed is totally adequate and highly compensates the post-contractual limitations assumed by the Grantee; and (iii) since any breach by him or her of the foregoing obligations inevitably would cause substantial and irreparable damage to the Company and its Affiliates, that the agreed money damages are fair.”
Cause. The definition of “Cause” provided under the Plan is revised in its entirety to read as follows:
“For this purpose, “Cause” shall be determined by the Company in its sole discretion and includes: (a) breach of the Employee Innovation and Proprietary Information Agreement or any other confidentiality, non-solicitation, or non-competition agreement with the Company or Affiliate, or breach of a material term of any other agreement with the Company or Affiliate; (b) engagement in conduct that results in, or has the potential to cause, material harm financially, reputationally, or otherwise to the Company or its Affiliate; (c) commission of an act of dishonesty, fraud, willful malfeasance or willful misconduct, embezzlement or theft; (d) conviction of, or plea of guilty or no contest to a felony or crime involving moral turpitude; or (e) failure to comply with the Company’s or Affiliate’s policies and procedures, including, but not limited to, the Company’s code of conduct set forth in the Company’s integrity manual, The Spirit and Letter.”
Sweden
Responsibility for Taxes. The following provision supplements Section A(2) of this Addendum:
Without limiting the Company’s and the Service Recipient’s authority to satisfy any withholding obligations for Tax-Related Items as set forth in Section 4 of the GE HealthCare

Restricted Stock Unit Grant Agreement and GE HealthCare Performance Stock Unit Grant Agreement and Section A(2) of this Addendum, by accepting the Award, you authorize the Company and/or the Service Recipient to withhold shares or to sell shares otherwise deliverable to you upon vesting/settlement/exercise of the Award to satisfy any liability you may have for Tax-Related Items, regardless of whether the Company and/or the Service Recipient have any statutory or regulatory obligation to withhold such Tax-Related Items.
Restrictive Covenants. Paragraph (ii) of Section 6 (“Non-solicitation, Non-competition and Compliance with Agreements”) of the Stock Option Grant Agreement, of Section 7 (“Non-solicitation, Non-competition and Compliance with Agreements”) of the Restricted Stock Unit Grant Agreement, and of Section 7 (“Non-solicitation, Non-competition and Compliance with Agreements”) of the Performance Stock Unit Grant Agreement does not apply.
Switzerland
Securities Law Notification. The grant is considered a private offering in Switzerland and is not subject to registration in Switzerland. Neither this document nor any other materials relating to the Award (1) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (2) may be publicly distributed or otherwise made publicly available in Switzerland to any person other than an employee or service provider of the Company or any of its Affiliates, or (3) have been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 FinSA or any Swiss regulatory authority (in particular, the Swiss Financial Market Supervisory Authority).
Taiwan
Data Privacy Acknowledgement. You hereby acknowledge that you have read and understood the terms regarding collection, processing and transfer of Data contained in the data privacy provisions of the Grant Agreement and this Addendum and by participating in the Plan, you agree to such terms. In this regard, upon request of the Company or the Service Recipient, you agree to provide an executed data privacy consent form to the Company or the Service Recipient (or any other agreements or consents that may be required by the Company or the Service Recipient) that the Company and/or the Service Recipient may deem necessary to obtain under the data privacy laws in your country of residence, either now or in the future. You understand that you may be unable to participate in the Plan if you fail to execute any such consent or agreement.
Securities Law Information. The grant of Award and participation in the Plan is available only for employees of the Company and its subsidiaries and affiliates. The grant of an Award and participation in the Plan is not a public offer of securities by a Taiwanese company.
Thailand
There are no country-specific provisions.

Tunisia
Local Cash Settlement of Award. Notwithstanding anything in the Grant Agreement or the Addendum to the contrary, unless otherwise determined by the Company, the Award shall be settled in cash only paid by the Service Recipient through local payroll (and shall not be settled in shares issued by the Company).
Türkiye
Securities Law Information. The grant of Awards under the Plan is only available to employees of the Company and its Affiliates, and is intended to be a private offering. Under Turkish law, you are not permitted to sell shares acquired under the Plan in Türkiye. Shares are currently traded on the Nasdaq Stock Market LLC in the U.S. under the ticker symbol “GEHC” and shares may be sold on this exchange only, which is located outside of Türkiye.
Financial Intermediary Information. Activity related to investments in foreign securities (e.g., the sale of shares acquired under the Plan) must be conducted through a bank or financial intermediary institution licensed by the Turkish Capital Markets Board and should be reported to the Turkish Capital Markets Board. You understand that you are solely responsible for complying with this requirement and should contact your personal legal advisor for further information regarding your obligations in this respect.
Ukraine
Settlement of Awards. Settlement of Awards shall be in shares, provided, however, that the Company has discretion to settle the Awards in cash if it determines that cash settlement is necessary or advisable in light of changes in the regulatory requirements in Ukraine.
United Arab Emirates
Nature of the Grant. The following provision supplements Section A(1) of this Addendum:
You acknowledge that the Awards and related benefits do not constitute a component of your “wages” for any legal purpose. Therefore, the Awards and related benefits will not be included and/or considered for purposes of calculating any and all labor benefits, such as social insurance contributions and/or any other labor-related amounts that may be payable.
Securities Law Notification. The Plan is only being offered to Eligible Persons and is in the nature of providing equity incentives to service providers of the Company’s Affiliate in the United Arab Emirates. The Plan and the Grant Agreements are intended for distribution only to such Eligible Persons and must not be delivered to, or relied on by, any other person. You should conduct your own due diligence on the Award offered pursuant to the Grant Agreements. If you do not understand the contents of the Plan and/or the Grant Agreement, you should consult an authorized financial advisor.

The Awards and the shares underlying the Awards have not been reviewed by or registered with the Emirates Securities and Commodities Authority, the Dubai Financial Services Authority, the U.A.E. Central Bank or any other governmental authority in the United Arab Emirates, and have not been authorized or licensed for offering, marketing or sale in the United Arab Emirates. As such, the Awards and shares underlying them are not being offered or sold in the United Arab Emirates. This offering is being made in, and any related materials are subject to, the laws, regulations and rules of a jurisdiction outside the United Arab Emirates.
United Kingdom
Application of the Addendum. This Addendum only applies to Awards that are not granted as tax-qualified awards pursuant to the UK Sub-Plan to the Plan.
Joint Election. It is a further condition of delivery of any shares pursuant to the exercise of Options or the vest of RSUs or PSUs that you enter into a joint election under section 431(1) of the Income Tax (Earnings and Pensions) Act 2003 of the United Kingdom (“ITEPA”) (the “431 Election”) jointly with your employer, the effect of which is that the shares will be treated as if they were not restricted securities and that sections 425 to 430 of ITEPA will not apply to those shares. By accepting your Award and the terms and conditions of the applicable Grant Agreement(s) and this Addendum through the electronic acceptance process established by the Company, you also are entering into the 431 Election attached hereto as Appendix B. You also agree that you will not revoke such election at any time.
Restrictive Covenants. The following language replaces Section 6 (“Non-solicitation, Non-competition and Compliance with Agreements”) of the Stock Option Grant Agreement, Section 7 (“Non-solicitation, Non-competition and Compliance with Agreements”) of the Restricted Stock Unit Grant Agreement, and Section 7 (“Non-solicitation, Non-competition and Compliance with Agreements”) of the Performance Stock Unit Grant Agreement in its entirety:
“During the Grantee’s employment with the Company or its Affiliate, and for the one-year period following termination of such employment (reduced by any period the Grantee spends on garden leave) (the “Restriction Period”), the Grantee will not, without prior written approval from the Committee: in the course of any business concern which is in competition with those parts of the Company's or any of its Affiliates' business with which the Grantee was involved to a material extent in the 12 months before termination of his or her employment (“Restricted Business”) (a) whether on his or her own behalf or in conjunction with any other person or third party, directly or indirectly solicit or encourage any person who is a Lead Professional Band or higher employee of the Company or any of its Affiliates who could materially damage the Company's or any of its Affiliates' interests if they were involved in any business concern which competes with any Restricted Business and with whom the Grantee dealt in the 12 months before termination of his or her employment (a “Restricted Person”) to terminate his or her employment relationship with, or accept any other employment outside of, the Company and its Affiliates; (b) directly hire, or recommend or cause to be hired by an entity for which the Grantee works, or with which the Grantee is otherwise associated or owns more than a 1% ownership interest, any Restricted Person; or (c) provide any non-public information regarding any Restricted Person, including, but not limited to, compensation data, performance evaluations, skill sets or qualifications, etc., to any external person in connection with employment outside the Company and its Affiliates, including, but not limited to, recruiters and prospective employers. The above restrictions do not apply once a Restricted Person has been formally notified of his or her impending layoff from the Company or any of its Affiliates.

In addition, the Grantee agrees that during the Restriction Period, the Grantee will not, without prior written approval from the Committee, whether directly or indirectly, perform activities or services in the Restricted Area for any Competitive Company which: (a) are similar in nature to the activities and services the Grantee performed for the Company or its Affiliate (or gained confidential information about, as described in the Employee Innovation and Proprietary Information Agreement or “EIPIA”) during the last two years of Grantee’s employment; and/or (b) will include Grantee working on products or services that are competitive with the products or services the Grantee worked on during the last two years of Grantee’s employment with the Company or its Affiliate. The term “Competitive Company” means any company or other third party that provides products or services that are competitive with the Company or its Affiliates. The term “Restricted Area” means for Grantees in the Executive Band, the area in which the Grantee is performing the majority of his or her duties for the Company, and for Grantees in the Executive Director and above Bands, the country in which the Grantee is based, in each case where the Company or its Affiliate has material business operations as of Grantee’s termination of employment and in which the Grantee has provided services, had a material presence or influence, or received confidential information about (as described in the EIPIA and any other confidentiality agreements signed by the Grantee) at any time during the last two years of the Grantee’s employment with the Company or its Affiliate. The Grantee understands and agrees that, given the nature of the business of the Company and its Affiliates and the Grantee’s position with the Company or its Affiliate, the foregoing Restriction Period and Restricted Area are reasonable and appropriate to protect the Company’s legitimate business interests and goodwill.
Furthermore, during the Grantee’s employment with the Company or its Affiliate, and for all periods thereafter, the Grantee will not breach his or her EIPIA or otherwise disclose the Company’s or Affiliate’s non-public information.

The Grantee agrees that any breach by him or her of the foregoing obligations inevitably would cause substantial and irreparable damage to the Company and its Affiliates for which money damages may not be an adequate remedy. Accordingly, the Grantee agrees that the Company and its Affiliates will be entitled to an injunction and/or other equitable relief, without the necessity of posting security, to prevent the breach of such obligations. The Grantee also agrees to indemnify and hold the Company and its Affiliates harmless from any loss, claim or damages, including, without limitation, all reasonable attorneys’ fees, costs and expenses incurred in enforcing its rights under this Grant Agreement, as well as repay any payments made hereunder (regardless of whether the Award is vested), except to the extent that such reimbursement is prohibited by law.
The Grantee agrees that the payment and benefits provided for in the Grant Agreement constitute fair and reasonable consideration for Grantee’s compliance with this section.”
Responsibility for Taxes. The following provision supplements Section 4 of the GE HealthCare Restricted Stock Unit Grant Agreement and GE HealthCare Performance Stock Unit Grant Agreement and Section A(2) of this Addendum:
Without limitation to Section 4 of the GE HealthCare Restricted Stock Unit Grant Agreement and GE HealthCare Performance Stock Unit Grant Agreement and Section A(2) of this Addendum, you agree to be liable for any Tax-Related Items and hereby covenants to pay any such Tax-Related Items, as and when requested by the Company or the Service Recipient or the HM Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). You agree to indemnify and keep indemnified the Company and the Service Recipient against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on your behalf.
Notwithstanding the foregoing, if you are an executive officer or director (as within the meaning of Section 13(k) of the Exchange Act), you understand that you may not be able to indemnify the Company for the amount of any Tax-Related Items not collected from or paid by you, in which case the indemnification could be considered to be a loan. In this case, the Tax-Related Items not collected or paid may constitute a benefit to you on which additional income tax and National Insurance Contributions (“NICs”) may be payable. You acknowledge that you will be personally responsible for reporting and paying any income tax due on this additional benefit directly to the HMRC under the self-assessment regime and for paying the Company or the Service Recipient, as applicable, for the value of any employee NICs due on this additional benefit, which may also be recovered from you by any of the means referred to in Section A(2) of this Addendum.

Vietnam
Local Cash Settlement of Award. Notwithstanding anything in the Grant Agreement or the Addendum to the contrary, unless otherwise determined by the Company, the Award shall be settled in cash only paid by the Service Recipient through local payroll (and shall not be settled in shares issued by the Company).

Appendix A
GDPR Notice for Participants in the EU and UK

RE: GE HealthCare Technologies Inc. 2023 Long-Term Incentive Plan (the “Plan”)

Dear Participant:
The EU General Data Protection Regulation (also known as the “EU GDPR”) came into force on May 25, 2018. The UK implementation of the EU GDPR (“UK GDPR”) applies following the UK’s withdrawal from the European Union (the UK GDPR, collectively with the EU GDPR, the “GDPR”). For the purposes of the GDPR, GE HealthCare Technologies Inc. (the “Company”) wants to make UK- and EU-based participants in the Plan aware that the Company holds certain Data (as defined below) about the participants. The Company also wants to explain why the Company holds this Data and to let each participant know how to raise any questions regarding the Company’s use of the Data. The purpose of this communication is to provide participants with this information.

This document constitutes a Notice under the GDPR. Copies of this Notice are also available by request using the contact details set out below.

This communication supplements information relating to the use of your Data set out in the relevant agreement, or agreements, including the Global Addendum, issued to you under the Plan (the “Grant Agreements”). Should there be any inconsistency between the terms of this Notice and the Grant Agreements relating to the Company’s use of your Data, then this Notice is the document that will apply.

The term “Data” as used in this Notice includes your name, home address, email address and telephone number, date of birth, social insurance number, passport number or other identification number, salary, nationality and job title, as well as details of any shares, directorships, awards or any other equity or share rights you may have in the Company (whether awarded, canceled, exercised, vested, unvested or outstanding).

Data Controller Entity: The Company is the Data Controller. The Company is a Delaware corporation, with its principal United States office at 500 W. Monroe Street, Chicago, Illinois 60661 U.S.A.

Purposes: Data is held for the exclusive purpose of implementing, administering and managing your participation in the Plan.

Legitimate Interests: The Company holds the Data for the legitimate interests of implementing, administering and maintaining the Plan and each participant's participation in the Plan.

International Transfers of Data: As the Company is based in the United States and the Grant Agreements are performed in the United States, the Company can only meet its contractual obligations to you under the Grant Agreements if the Data is transferred to the United States. The performance of the contractual obligations of the Company to you is one of the legal bases for the transfer of the Data from the European Union to the United States. You should be aware that the United States may have different data privacy laws and protections than the data privacy laws in place in the European Union.

Retention Period: Records relating to the Plan are kept indefinitely, as they are part of the statutory records of the Company.

Other Recipients: To fulfil its obligations under the Grant Agreements, the Company may share Data with its subsidiary companies who employ participants in the Plan. In addition, Data may be transferred to certain third parties assisting in the implementation, administration and management of the Plan, such as share plan administrators and transfer agents, including UBS Financial Services. At your instruction, the Data will be shared with a broker or other third party whom you have instructed the Company to deposit shares or other securities acquired upon the vesting of any awards under the Grant Agreements.

Data Subject Rights: Participants have a number of rights under the GDPR. Depending upon the circumstances, these may include the right of data portability (where the Company helps a participant move Data to someone else at the participant's request), the right to object to the processing of the Data, the right to require the Company to update and correct the Data, the right to require erasure of the Data and the right for the participant to review the Data held by the Company and to require the Company to cease processing it. You must understand, however, that any such request may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or your withdrawal of consent, please contact the Company using the contact details below.

Data Security: The Company recognizes the importance of treating Data in a lawful, fair and transparent manner. The Company will apply reasonable organizational and security measures to prevent the unlawful processing and/or the accidental loss or destruction of these materials and, in particular, the personal data contained in them.

Contact: If you have any questions concerning this Notice, you should contact GE HealthCare Technologies Inc. Executive Compensation Administration by sending an email to GEHC.Equity@gehealthcare.com.

Appendix B
Notice to UK Participants
Regarding the Impact of Accepting the 431 Election

Because there is a risk that HMRC may consider the shares you acquire at settlement of your Award(s) to be “restricted” securities, you are required to enter into a 431 Election. This will ensure that you will be subject to tax on the full unrestricted market value of shares at settlement, thereby avoiding any subsequent taxable event (other than upon sale of shares acquired at settlement).

Clicking on the “ACCEPT” box indicates your acceptance of Part A of the two part “Joint Election under section 431(1) of the Income Tax (Earnings and Pensions) Act 2003 for disapplication of Chapter 2 of the Income Tax (Earnings and Pensions) Act 2003”. Your employer will sign and maintain Part B on file. You should read this Notice in its entirety before accepting the 431 Election.

Tax Impact of Accepting the 431 Election

By entering into the Election:

•you agree that you will be subject to income tax and National Insurance contributions on the full unrestricted market value of shares at settlement of your RSUs, PSUs and/or exercise of your Options notwithstanding GE HealthCare Technologies Inc.’s discretion to require you to repay any payments made in connection with your Awards in the event you engage in activity harmful to GE HealthCare Technologies Inc., as described in the “Restrictive Covenants” provisions in the United Kingdom section of this Addendum and the relevant terms of the Grant Agreement(s); and

•you acknowledge that even if you have clicked on the “ACCEPT” box where indicated, GE HealthCare Technologies Inc. or your employer may still require you to sign a paper copy of this 431 Election (or a substantially similar form) if GE HealthCare Technologies Inc. determines necessary to give effect to the 431 Election.

Please read the 431 Election carefully before accepting the 431 Election.

Please print and keep a copy of the 431 Election for your records.

GE HealthCare Technologies Inc.

431 Election

Joint Election under section 431(1) of the Income Tax (Earnings and Pensions) Act 2003 for full disapplication of Chapter 2 of the Income Tax (Earnings and Pensions) Act 2003

Two Part Election

Part A - To be completed by the Employee

1.Between

The Employee who has obtained authorized access to the joint election

and

The Company (who is the Employee’s employer) identified in the attached Schedule of the Company Registration Number provided in the attached Schedule

2.Purpose of Election

This joint election is made pursuant to section 431(1) Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”) and applies where employment-related securities, which are restricted securities by reason of section 423 ITEPA, are acquired.

The effect of an election under section 431(1) is that, for the relevant Income Tax and National Insurance contribution (“NIC”) purposes, the employment-related securities and their market value will be treated as if they were not restricted securities and that sections 425 to 430 ITEPA do not apply. Additional Income Tax will be payable (with PAYE and NIC where the securities are Readily Convertible Assets).

Should the value of the securities fall following the acquisition, it is possible that Income Tax/NIC that would have arisen because of any future chargeable event (in the absence of an election) would have been less than the Income Tax/NIC due by reason of this election. Should this be the case, there is no Income Tax/NIC relief available under Part 7 of ITEPA 2003; nor is it available if the securities acquired are subsequently transferred, forfeited or revert to the original owner.

3.Application

This joint election is made not later than 14 days after the date of acquisition of the securities by the Employee and applies to:

Number of securities            All securities
Description of securities        Shares of common stock of GE HealthCare Technologies Inc.
Name of issuer of securities        GE HealthCare Technologies Inc., a Delaware corporation

acquired by the Employee on or after the date of this joint election under the terms of the GE HealthCare Technologies Inc. 2023 Long-Term Incentive Plan.

4.Extent of Application

This election under section 431(1) ITEPA disapplies all restrictions attaching to the securities.

5.Declaration

This election will become irrevocable upon the later of the date it is accepted electronically or the acquisition (and each subsequent acquisition) of employment-related securities to which this election applies.

The Employee acknowledges that by accepting the Award(s) (by clicking on the “ACCEPT” box where indicated in the Company’s electronic acceptance procedure), the Employee hereby agrees (inter alia) to be bound by the terms of this election.

Schedule to 431 Election – Employing Company

The employing companies to which this joint election relates are:

Employing Company	Company Registration Number
GE Healthcare Financial Services Ltd.	1102466
GE Healthcare Limited	1002610
GE Healthcare UK Limited	3337033
GE Medical Systems Limited	252567